Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2017 RESULTS

NEW YORK, November 21, 2017— J.Crew Group, Inc. (the “Company”) today announced financial results for the third quarter and first nine months of fiscal 2017.

Third Quarter highlights:

•	Total revenues decreased 5% to $566.7 million. Comparable company sales decreased 9% following a decrease of 8% in the third quarter last year.
•	J.Crew sales decreased 12% to $430.4 million. J.Crew comparable sales decreased 12% following a decrease of 9% in the third quarter last year.
•	Madewell sales increased 22% to $107.5 million. Madewell comparable sales increased 13% following an increase of 4% in the third quarter last year.
•	Gross margin increased to 40.1% from 38.1% in the third quarter last year.
•

Selling, general and administrative expenses were $200.7 million, or 35.4% of revenues, compared to $204.5 million, or 34.5% of revenues in the third quarter last year. Excluding transformation costs of $12.4 million and transaction costs of $1.0 million (incurred in connection with the Company’s debt exchange and refinancing), selling, general and administrative expenses were $187.3 million, or 33.1% of revenues this year.

•

Operating income was $24.7 million compared to $20.0 million in the third quarter last year. The third quarter this year includes transformation costs of $12.4 million and transaction costs of $1.0 million.

•	Net loss was $17.6 million compared to $7.9 million in the third quarter last year. The third quarter this year includes the impact of transformation and transaction costs.
•

Adjusted EBITDA increased $14.6 million, or 27%, to $67.9 million from $53.3 million in the third quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Jim Brett, Chief Executive Officer, remarked, “Our goal is to reinvigorate the J.Crew Brand to reflect the America of today and to continue to drive strong momentum in the Madewell Brand.”

“During the third quarter of fiscal 2017, we drove gross margin expansion and reduced SG&A by delivering on our expense initiatives. As we solidify longer term strategies, we will continue to leverage our strong brand equity and unique capabilities to expand our reach, accelerate growth and maximize profitability.”

First nine months highlights:

•	Total revenues decreased 4% to $1,659.5 million. Comparable company sales decreased 8% following a decrease of 7% in the first nine months last year.
•	J.Crew sales decreased 10% to $1,302.0 million. J.Crew comparable sales decreased 11% following a decrease of 9% in the first nine months last year.
•	Madewell sales increased 20% to $285.2 million. Madewell comparable sales increased 11% following an increase of 4% in the first nine months last year.
•	Gross margin increased to 38.1% from 36.6% in the first nine months last year.

•

Selling, general and administrative expenses were $621.3 million, or 37.4% of revenues, compared to $593.3 million, or 34.3% of revenues in the first nine months last year. Excluding transformation costs of $32.0 million, transaction costs of $17.2 million and severance costs of $10.5 million, selling, general and administrative expenses were $561.6 million, or 33.8% of revenues this year.

•

Operating loss was $126.1 million compared with operating income of $34.0 million in the first nine months last year. The operating loss includes (i) non-cash impairment charges of $136.9 million, (ii) transformation costs of $32.0 million, (iii) transaction costs of $17.2 million, and (iv) severance costs of $10.5 million. Operating income last year includes non-cash impairment charges of $6.7 million.

•

Net loss was $161.6 million compared to $24.6 million in the first nine months last year. The net loss this year reflects the impact of non-cash impairment charges, transformation costs, transaction costs, and severance costs. The net loss last year reflects the impact of non-cash impairment charges.

•

Adjusted EBITDA increased $20.6 million, or 15%, to $157.6 million from $137.0 million in the first nine months last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•

Cash and cash equivalents were $49.2 million compared to $38.4 million at the end of the third quarter last year. The cash balance at the end of the third quarter this year reflects the payment of transaction costs of $35.7 million and debt repayments pursuant to the refinancing of $27.0 million.

•

Inventories were $365.6 million compared to $446.3 million at the end of the third quarter last year. Inventories decreased 18% and inventories per square foot decreased 18% compared to the end of the third quarter last year.

•

Total debt, net of discount and deferred financing costs, was $1,719 million compared to $1,513 million at the end of the third quarter last year. On July 13, 2017, the Company completed a debt exchange and refinancing. For more information, see the section entitled “Debt Exchange and Refinancing” below. There were no outstanding borrowings under the ABL Facility at October 28, 2017 or October 29, 2016. As of the date of this release, there were no outstanding borrowings under the ABL Facility, with excess availability of approximately $310 million.

Debt Exchange and Refinancing

On July 13, 2017, the Company completed the following interrelated liability management transactions:

•

Private Exchange Offer.  An exchange offer in which $565.7 million principal outstanding of 7.75%/8.50% Senior PIK Toggle Notes due 2019 (the “PIK Notes”) issued by the Company’s parent were exchanged for (i) $249.6 million of 13% Senior Secured Notes due 2021 and (ii) shares of preferred and common stock of the Company’s parent.

•	Term Loan Amendment. An amendment of the Company’s Term Loan Facility to, among other things, facilitate the following related transactions:
o	the repayment of $150.5 million principal amount outstanding under the Term Loan Facility;
o

the transfer of the remaining undivided ownership interest in the U.S. intellectual property rights of the J.Crew brand to a subsidiary of the Company which, together with the undivided ownership interest transferred in December 2016 represent 100% of the U.S. intellectual property rights of the J.Crew brand, and the execution of related license agreements;

o

the issuance of $97.0 million principal amount of an additional series of 13% Senior Secured Notes due 2021, subject to the same terms and conditions as the exchange notes, for cash at a 3% discount, the proceeds of which were loaned to the Company and were applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above; and

o

the raising of additional borrowings under the Term Loan Facility of $30.0 million, for cash at a 2% discount, provided by the Company’s sponsors, the net proceeds of which were also applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above.

For more information on the Private Exchange Offer and Term Loan Amendment, see the Company’s Form 10-Q for the quarterly period ended October 28, 2017.

First Quarter Impairment

During the first quarter of fiscal 2017, the Company recorded a non-cash impairment charge of $129.8 million related to the intangible asset for the J.Crew trade name. After recording the impairment charge in the first quarter, the carrying value of the J.Crew trade name was $250.2 million. If revenues or operating results decline below the Company’s current expectations, additional impairment charges may be recorded in the future.

This impairment charge does not have an effect on the Company’s operations, liquidity or financial covenants, and does not change management’s long-term strategy, which includes its plans to drive disciplined growth across its brands.

Related Party

On November 4, 2013, an indirect parent holding company of the Company (the “PIK Notes Issuer”) issued $500 million of PIK Notes. On July 13, 2017, the Company completed a private exchange offer pursuant to which $565.7 million principal amount of such PIK Notes were exchanged for $249.6 million of exchange notes and shares of preferred and common stock of the Parent.

The PIK Notes were not guaranteed by any of the PIK Notes Issuer’s subsidiaries, and therefore were not recorded in the Company’s financial statements. The exchange notes, however, are guaranteed by the Company’s subsidiaries, and therefore are recorded in the Company’s financial statements.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, November 21, 2017, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until November 28, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13673577.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of November 21, 2017, the Company operates 269 J.Crew retail stores, 121 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, and 182 factory stores (including 42 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, its ability to implement its real estate strategy, adverse or unseasonable weather, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Third Quarter Fiscal 2017	Third Quarter Fiscal 2016	First Nine Months Fiscal 2017	First Nine Months Fiscal 2016
Net sales:
J.Crew	$430,366	$487,974	$1,301,979	$1,445,453
Madewell	107,504	87,968	285,251	238,705
Other	28,784	17,213	72,296	46,316
Total revenues	566,654	593,155	1,659,526	1,730,474
Cost of goods sold, including buying and occupancy costs	339,428	367,299	1,027,431	1,096,466
Gross profit	227,226	225,856	632,095	634,008
As a percent of revenues	40.1%	38.1%	38.1%	36.6%
Selling, general and administrative expenses	200,736	204,547	621,295	593,303
As a percent of revenues	35.4%	34.5%	37.4%	34.3%
Impairment losses	1,799	1,333	136,854	6,729
Operating income (loss)	24,691	19,976	(126,054)	33,976
As a percent of revenues	4.4%	3.4%	(7.6)%	2.0%
Interest expense, net	32,937	20,675	76,191	59,511
Loss before income taxes	(8,246)	(699)	(202,245)	(25,535)
Provision (benefit) for income taxes	9,381	7,201	(40,669)	(967)
Net loss	$(17,627)	$(7,900)	$(161,576)	$(24,568)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	October 28, 2017	January 28, 2017	October 29, 2016
Assets
Current assets:
Cash and cash equivalents	$49,214	$132,226	$38,416
Inventories	365,633	314,492	446,320
Prepaid expenses and other current assets	77,487	59,494	76,872
Total current assets	492,334	506,212	561,608
Property and equipment, net	309,137	362,187	371,292
Intangible assets, net	310,944	450,204	452,700
Goodwill	107,900	107,900	107,900
Other assets	7,315	6,207	5,806
Total assets	$1,227,630	$1,432,710	$1,499,306

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$235,381	$194,494	$255,358
Other current liabilities	158,680	157,141	177,346
Interest payable	10,287	7,977	8,307
Income taxes payable to Parent	32,974	25,215	4,092
Current portion of long-term debt	19,588	15,670	15,670
Total current liabilities	456,910	400,497	460,773
Long-term debt, net	1,699,849	1,494,490	1,497,326
Lease-related deferred credits, net	123,959	132,566	132,755
Deferred income taxes, net	98,495	148,200	149,236
Other liabilities	39,096	43,168	51,817
Stockholders’ deficit	(1,190,679)	(786,211)	(792,601)
Total liabilities and stockholders’ deficit	$1,227,630	$1,432,710	$1,499,306

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Third Quarter Fiscal 2017	Third Quarter Fiscal 2016	First Nine Months Fiscal 2017	First Nine Months Fiscal 2016
Net loss	$(17.6)	$(7.9)	$(161.6)	$(24.6)
Provision (benefit) for income taxes	9.4	7.2	(40.7)	(1.0)
Interest expense	32.9	20.7	76.2	59.5
Depreciation and amortization (including intangible assets)	27.1	29.9	81.5	88.4
EBITDA	51.8	49.9	(44.6)	122.3
Impairment losses	1.8	1.3	136.9	6.7
Transformation costs	12.4	—	32.0	—
Transaction costs	1.0	—	17.2	—
Charges related to a workforce reduction	(0.1)	—	10.5	—
Monitoring fees	2.4	2.5	7.1	7.5
Share-based compensation	0.2	0.2	0.5	0.8
Amortization of lease commitments	(1.6)	(0.6)	(2.0)	(0.3)
Adjusted EBITDA	67.9	53.3	157.6	137.0
Taxes paid	(0.5)	(0.5)	(1.3)	(1.0)
Interest paid	(27.0)	(16.1)	(68.5)	(53.3)
Changes in working capital	(43.6)	(23.7)	(100.6)	(64.2)
Cash flows from operating activities	(3.2)	13.0	(12.8)	18.5
Cash flows from investing activities	(5.9)	(23.2)	(26.1)	(59.3)
Cash flows from financing activities	(4.0)	—	(44.5)	(7.8)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.1)	(0.6)	0.4	(0.8)
Decrease in cash	(13.2)	(10.8)	(83.0)	(49.4)
Cash and cash equivalents, beginning	62.4	49.2	132.2	87.8
Cash and cash equivalents, ending	$49.2	$38.4	$49.2	$38.4

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage

(unaudited)

	Fiscal 2017
Period	Total stores open at beginning of the period	Number of stores opened during the period(1)	Number of stores closed during the period(1)	Total stores open at end of the period
First Quarter(3)	575	3	(5)	573
Second Quarter(2)(3)	573	4	(2)	575
Third Quarter(3)	575	3	(4)	574
Fourth Quarter(4)	574	—	(39)	535
Fiscal 2017	575	10	(50)	535

	Fiscal 2017
Period	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter(3)	3,165,295	8,934	(25,730)	3,148,499
Second Quarter(3)	3,148,499	16,027	(7,528)	3,156,998
Third Quarter(3)	3,156,998	11,960	(22,271)	3,146,687
Fourth Quarter(4)	3,146,687	—	(226,000)	2,920,687
Fiscal 2017	3,165,295	36,921	(281,529)	2,920,687
(1)	The Company opened one retail, one factory and eight Madewell stores during fiscal 2017. The Company expects to close approximately 50 stores during fiscal 2017.
(2)	The Company converted three retail stores into J.Crew Mercantile stores.
(3)	Reflects actual activity.
(4)	Reflects projected activity.